恒生銀行
HANG SENG BANK

Our Ref: Business Banking – BBCTST

Confidential

J-Long Limited
Flat F 8/F
Houston Industrial Building
32-40 Wang Lung Street
Tsuen Wan
New Territories

18 April 2023

Attention: Mr. Danny Wong

UNCOMMITTED BANKING FACILITIES

With reference to our recent discussions, we, Hang Seng Bank Limited (the "**Bank**") are pleased to confirm our agreement to renewing the following facilities / revising the following facilities / continuing to grant the following facilities subject to the revised terms and conditions outlined herein / renewing the following facilities and granting the following additional banking facilities (the "**Facilities**") to the borrower(s) specified below (the "**Borrower**").

This letter (this "**Facility Letter**") amends and restates and shall replace and supersede any previous facility letter in connection with the Facilities and from the date of acceptance by the Borrower(s) of this Facility Letter, all existing liabilities in respect of the Facilities of the Borrower(s) and the rights and obligations of the Borrower(s) and the Bank shall be governed by and construed in accordance with the provisions of this Facility Letter.

The Facilities will be made available subject to (a) the terms and conditions set out in this Facility Letter, (b) the Standard Terms and Conditions for Banking Facilities attached hereto and (c) the terms and conditions governing your account(s) with the Bank or (as the case may be) the relationship terms of business. In case of any conflict of terms, the terms of this Facility Letter shall prevail.

The Facilities are subject to review at any time and also subject to our overriding right of repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities. The Bank shall have an unrestricted discretion to reduce, cancel or suspend, or determine whether or not to permit drawings or, where applicable, to issue trade instruments, in relation to, the Facilities. The rights (including any discretions) of the Bank set out in this paragraph apply at all times notwithstanding any other representations, covenants and/or undertakings of the Borrower, or any other terms and conditions, in this Facility Letter. The aforementioned rights (including any discretions) of the Bank in this paragraph are collectively referred to as "**the Overriding Rights of the Bank**" in this Facility Letter.

1. **Borrower**

   J-Long Limited

2. Facilities and Limits

Revolving Loan Facility (RLN)	HKD8,000,000.00
Property Instalment Loan (PIL1)	HKD2,869,906.55
Property Instalment Loan (PIL2)	HKD4,048,151.18
Property Instalment Loan (PIL3)	HKD7,185,036.31
Property Instalment Loan (PIL4)	HKD4,454,227.38
Property Instalment Loan (PIL5)	HKD1,984,438.00
Corporate Credit Card(s) (CCD)	HKD300,000.00
Total Facility Limit	**HKD28,841,759.42**

3. Facilities and Conditions

Revolving Loan Facility (RLN) : Loan Account No.: 337-137798

Facility Amount: HKD8,000,000.00

Drawdown: Unless otherwise agreed by the Bank, drawdown/rollover of a loan can be made on any Business Day within the availability period provided that for any drawing/rollover of any loan in HKD, the Borrower shall give the Bank at least one Business Day prior written notice and provided further that the aggregate outstanding loan amount may not exceed the facility limit at any time.

A drawing/rollover of a loan may be in a minimum of HKD500,000.00 and in multiples of HKD100,000.00.

Availability Period: Subject to the Bank's periodic review.

Interest Rate: Interest will be charged at 1.2% per annum over HIBOR.

Interest Period: The Borrower may select an interest period of 1/2/3/6 month(s) subject always to availability of matching funds in the market.

Interest Payment: Interest shall be accrued and be paid in arrears on the last day of each interest period or quarterly if 6-month interest period is selected.

Repayment/Rollover: Without prejudice to the Overriding Rights of the Bank, the Borrower shall repay each advance on the last day of its interest period, except if the Bank has accepted the Borrower's request for rollover. Upon rollover of an advance, the new advance shall be treated as if applied in or towards repayment of the maturing advance.

Prepayment:Voluntary prepayment is not permitted during an interest period except with the Bank's prior approval in writing and payment of "break costs" (as defined in in the Standard Terms and Conditions for Banking Facilities).

Condition(s):

(i) The proceeds from the RLN facility should not be applied for property acquisition.

(ii) The proceeds from the RLN facility shall be restricted for purchasing of investment products through the Bank.

(iii) The Borrower undertakes the redemption or sales proceeds of the investment products financed by the RLN shall be applied to repay the RLN or switch for other investment products in the Bank.

(iv) Investment financing facilities normally should be used to purchase instruments with lending ratio or else approval from Wholesale Credit Risk of the Bank should be obtained.

(v) Investment purchased must be placed in a securities account in the Bank (as additional comfort) and Insurance purchased must be assigned to the Bank.

(vi) The loan proceeds from the RLN facility is not allowed to be applied for the purchase of any of the following : (i) Callable Bull/Bear Contracts and Derivative Warrants; (ii) Leveraged Exchange Trade Fund; (iii) Stocks listed on the Growth Enterprise Market (GEM) board of The Stock Exchange of Hong Kong ("SEHK"); (iv) Stocks listed on SEHK with market capitalization of less than HKD500,000,000.00; or (v) stocks listed on any overseas stock exchange with market capitalization of less than USD100,000,000.00 or average daily liquidity in the last 3 months of less than USD1,000,000.00.

(vii) Investment RLN cannot be utilized for purchase of any insurance products.

Property Instalment Loan (i.e. mortgage loan on equal instalment repayment scheme) (PIL1)	:	Loan Account No.: 271-611998-070 Original Loan Amount: HKD7,250,000.00 Outstanding Loan Amount: HKD2,869,906.55 as of 18 April 2023. Interest Rate and Payment: (a) 1.4% per annum over 1 month HIBOR. (b) The HIBOR will be fixed on the facility drawdown date and may be re-fixed on the day following 1 month after the facility drawdown date and on the corresponding day of each and every calendar month thereafter (each and collectively known as the "Interest Re-fixing Date") which must be a Business Day. If the Interest Re-fixing Date falls on a Sunday or a public holiday, then the re-fixing will be postponed to the next succeeding Business Day, unless the succeeding Business Day falls on the next calendar month in which case such re-fixing shall fall on the preceding Business Day. If the facility drawdown date or Interest Re-fixing Date falls on a Business Day but there is no effective HIBOR on such day or falls on a Saturday, the HIBOR at or about 11:00 a.m. on the preceding Business Day will be adopted for the Facility drawdown or interest re-fixing. (c) If the HIBOR ceases to be available for whatever reasons for a period of more than 30 days, the Bank may then, for the purpose of calculating the interest pursuant to (a) and (b) above, convert the HIBOR to any substitute or replacement rate at the Bank's discretion. Repayment: By 120 monthly instalments inclusive principal and interest on each Interest Re-fixing Date. The first instalment shall be repaid one month after drawdown of loan. Prepayment: Allowed subject to at least 7 Business Days prior written notice to the Bank with a minimum prepayment amount of HKD50,000.00 to be made on any interest payment due date.

Property Instalment Loan (i.e. mortgage loan on equal instalment repayment scheme) (PIL2)	: <u>Loan Account No.</u>: 271-812802-070 <u>Original Loan Amount</u>: HKD5,800,000.00 <u>Outstanding Loan Amount</u>: HKD4,048,151.18 as of 18 April 2023. <u>Interest Rate and Payment</u>: (a) 1.6% per annum over 1 month HIBOR. (b) The HIBOR will be fixed on the facility drawdown date and may be re-fixed on the day following 1 month after the facility drawdown date and on the corresponding day of each and every calendar month thereafter (each and collectively known as the "Interest Re-fixing Date") which must be a Business Day. If the Interest Re-fixing Date falls on a Sunday or a public holiday, then the re-fixing will be postponed to the next succeeding Business Day, unless the succeeding Business Day falls on the next calendar month in which case such re-fixing shall fall on the preceding Business Day. If the facility drawdown date or Interest Re-fixing Date falls on a Business Day but there is no effective HIBOR on such day or falls on a Saturday, the HIBOR at or about 11:00 a.m. on the preceding Business Day will be adopted for the Facility drawdown or interest re-fixing. (c) If the HIBOR ceases to be available for whatever reasons for a period of more than 30 days, the Bank may then, for the purpose of calculating the interest pursuant to (a) and (b) above, convert the HIBOR to any substitute or replacement rate at the Bank's discretion. <u>Repayment</u>: By 72 monthly instalments inclusive principal and interest on each Interest Re-fixing Date. The first instalment shall be repaid one month after drawdown of loan. <u>Prepayment</u>: Allowed subject to at least 7 Business Days prior written notice to the Bank with a minimum prepayment amount of HKD50,000.00 to be made on any interest payment due date.
Property Instalment Loan (i.e. mortgage loan on equal instalment repayment scheme) (PIL3)	: <u>Loan Account No.</u>: 998-618953-073 <u>Original Loan Amount</u>: HKD10,500,000.00 <u>Outstanding Loan Amount</u>: HKD7,185,036.31 as of 18 April 2023. <u>Interest Rate and Payment</u>: (a) 1.6% per annum over 1 month HIBOR. (b) The HIBOR will be fixed on the facility drawdown date and may be re-fixed on the day following 1 month after the facility drawdown date and on the corresponding day of each and every calendar month thereafter (each and collectively known as the "Interest Re-fixing Date") which must be a Business Day. If the

Interest Re-fixing Date falls on a Sunday or a public holiday, then the re-fixing will be postponed to the next succeeding Business Day, unless the succeeding Business Day falls on the next calendar month in which case such re-fixing shall fall on the preceding Business Day. If the facility drawdown date or Interest Re-fixing Date falls on a Business Day but there is no effective HIBOR on such day or falls on a Saturday, the HIBOR at or about 11:00 a.m. on the preceding Business Day will be adopted for the Facility drawdown or interest re-fixing. (c) If the HIBOR ceases to be available for whatever reasons for a period of more than 30 days, the Bank may then, for the purpose of calculating the interest pursuant to (a) and (b) above, convert the HIBOR to any substitute or replacement rate at the Bank's discretion.

Repayment: By 72 monthly instalments inclusive principal and interest on each Interest Re-fixing Date. The first instalment shall be repaid one month after drawdown of loan.

Prepayment: Allowed subject to at least 7 Business Days prior written notice to the Bank with a minimum prepayment amount of HKD50,000.00 to be made on any interest payment due date.

Property Instalment Loan (i.e. mortgage loan on equal instalment repayment scheme) (PIL4)	:	Loan Account No.: 998-618961-072 Original Loan Amount: HKD6,500,000.00 Outstanding Loan Amount: HKD4,454,227.38 as of 18 April 2023. Interest Rate and Payment: (a) 1.6% per annum over 1 month HIBOR. (b) The HIBOR will be fixed on the facility drawdown date and may be re-fixed on the day following 1 month after the facility drawdown date and on the corresponding day of each and every calendar month thereafter (each and collectively known as the "Interest Re-fixing Date") which must be a Business Day. If the Interest Re-fixing Date falls on a Sunday or a public holiday, then the re-fixing will be postponed to the next succeeding Business Day, unless the succeeding Business Day falls on the next calendar month in which case such re-fixing shall fall on the preceding Business Day. If the facility drawdown date or Interest Re-fixing Date falls on a Business Day but there is no effective HIBOR on such day or falls on a Saturday, the HIBOR at or about 11:00 a.m. on the preceding Business Day will be adopted for the Facility drawdown or interest re-fixing. (c) If the HIBOR ceases to be available for whatever reasons for a period of more than 30 days, the Bank may then, for the purpose of calculating the interest pursuant

to (a) and (b) above, convert the HIBOR to any substitute or replacement rate at the Bank's discretion.

Repayment: By 72 monthly instalments inclusive principal and interest on each Interest Re-fixing Date. The first instalment shall be repaid one month after drawdown of loan.

Prepayment: Allowed subject to at least 7 Business Days prior written notice to the Bank with a minimum prepayment amount of HKD50,000.00 to be made on any interest payment due date.

Property Instalment Loan (i.e. mortgage loan on equal instalment repayment scheme) (PIL5) :

Loan Account No.: 271-611998-071

Original Loan Amount: HKD2,900,000.00

Outstanding Loan Amount: HKD1,984,438.00 as of 18 April 2023.

Interest Rate and Payment: (a) 1.6% per annum over 1 month HIBOR. (b) The HIBOR will be fixed on the facility drawdown date and may be re-fixed on the day following 1 month after the facility drawdown date and on the corresponding day of each and every calendar month thereafter (each and collectively known as the "Interest Re-fixing Date") which must be a Business Day. If the Interest Re-fixing Date falls on a Sunday or a public holiday, then the re-fixing will be postponed to the next succeeding Business Day, unless the succeeding Business Day falls on the next calendar month in which case such re-fixing shall fall on the preceding Business Day. If the facility drawdown date or Interest Re-fixing Date falls on a Business Day but there is no effective HIBOR on such day or falls on a Saturday, the HIBOR at or about 11:00 a.m. on the preceding Business Day will be adopted for the Facility drawdown or interest re-fixing. (c) If the HIBOR ceases to be available for whatever reasons for a period of more than 30 days, the Bank may then, for the purpose of calculating the interest pursuant to (a) and (b) above, convert the HIBOR to any substitute or replacement rate at the Bank's discretion.

Repayment: By 72 monthly instalments inclusive principal and interest on each Interest Re-fixing Date. The first instalment shall be repaid one month after drawdown of loan.

Prepayment: Allowed subject to at least 7 Business Days prior written notice to the Bank with a minimum prepayment amount of HKD50,000.00 to be made on any interest payment due date.

Corporate Credit Card(s) (CCD)	:	Subject to the terms and conditions issued by the Bank's card centre to the Borrower.

4. Security

The Bank shall continue to hold:-

(1) **All Monies First Legal Charge** over House 20 JC Castle 18 Shan Tong Road Tai Po New Territories (the "Property 1") with the Borrower as the mortgagor to secure for RLN, PIL3 and CCD facilities. The charged property is required to have insurance covered according to Clause 14 of Standard Terms and Conditions for Banking Facilities.

(2) **All Monies First Legal Charge** and **Rental Assignment** over Flat C on 3/F of Tower 10 of Deerhill Villas of Deerhill Bay No.4699 Tai Po Road Tai Po Kau Tai Po New Territories (the "Property 2") with the Borrower as the mortgagor to secure for RLN, PIL4 and CCD facilities. The charged property is required to have insurance covered according to Clause 14 of Standard Terms and Conditions for Banking Facilities.

(3) **All Monies First Legal Charge** and **Rental Assignment** over Flat D on 30 th Floor of Block 2 The Arch No.1 Austin Road West Kowloon (the "Property 3") with Wong Tze Ching as the mortgagor to secure for RLN, PIL1, PIL5 and CCD facilities. The charged property is required to have insurance covered according to Clause 14 of Standard Terms and Conditions for Banking Facilities.

(4) **All Monies First Legal Charge** and **Rental Assignment** over Flat A on 7th Floor of T1A Tower 1 of The Austin The Austin Development No. 8 Wui Cheung Road Kowloon (the "Property 4") with Lui Wai Fun as the mortgagor to secure for RLN, PIL2 and CCD facilities. The charged property is required to have insurance covered according to Clause 14 of Standard Terms and Conditions for Banking Facilities.

(5) **Guarantee** dated 11 February 2015 for unlimited amount from Wong Tze Ching and Lui Wai Fun.

The following security will be released upon the Outstanding Balance of the existing Property Instalment Loan account No. 756-134144-080 is fully settled:-

(6) **All Monies First Legal Charge** and **Rental Assignment** over Workshop Unit D on 8th Floor Houston Industrial Building 32-40 Wang Lung Street Tsuen Wan New Territories with the Borrower as the mortgagor.

The following security will be no longer required:-

(7) An **All Monies First Legal Charge** over Flat B on 7th Floor and Car Parking Space No. C153 on Basement Floor of Tower 6 Providence Bay No.5 Fo Chun Road Tai Po New Territories with Wong Tze Ching as the mortgagor.

(8) A **Guarantee** in the Bank's standard form for unlimited amount from Wong Tze Ching.

The Borrower and the corporate guarantor(s) (if any) and the corporate security provider(s) (if any) shall provide certified true copies of any consent, license, approval or authorization of, or registration or declaration with any governmental authority, bureau or agency required in connection with the execution, delivery, performance, validity and enforceability of this facility and all other documents required by the Bank.

The Borrower and the corporate guarantor(s) (if any) and the corporate security provider(s) (if any) shall provide such other documents, items or evidence as the Bank may reasonably request from time to time.

The Borrower shall ensure that the legal charge and release/discharge of any property mortgaged to the Bank as security for the Facilities will contain all the usual provisions which are currently in use in Hong Kong and will be prepared by solicitors designated by the Bank.

5. Undertakings

Without prejudicing or affecting the Bank's right to suspend, withdraw or make demand in respect of the whole or any part of the Facilities made available to the Borrower at any time or determine whether or not to permit drawings in relation to the Facilities, the Borrower and the under-mentioned undertaking parties (if any) will undertake to the Bank as follows:-

(1) The Borrower shall provide additional security or pay down the outstanding balance of the Facilities within 30 working days from notification of the Bank to restore the Loan-To-Valuation Ratio at 40% or below in any event if the Loan-To-Valuation Ratio exceeds 50%.

"Loan-To-Valuation Ratio" means the ratio of aggregate outstanding amount of the Facilities to the current market value (in the opinion of the Bank's approved valuer) of the Property 1 to the Property 4.

(2) If the Loan-To-Property-Valuation Ratio (as defined below) exceeds 50%, the Borrower shall, within 30 calendar days upon demand from the Bank, provide additional security (in form and substance and in manner satisfactory to the Bank) or effect a prepayment of the PIL1 to PIL5 and RLN facilities or any part thereof so as to ensure that, immediately after the provision of additional security and/or the making of such prepayment, the Loan-To-Property-Valuation Ratio is reduced to 40% or below.

"Loan-To-Property-Valuation Ratio" means the ratio of (i) the aggregate outstanding amount of the PIL1 to PIL5 and RLN facilities to (ii) the current market value of the Property 1 to Property 4 as determined by the Bank.

(3) If the Investment-Portfolio-Valuation-to-Loan Ratio (as defined below) falls below 60% for 5 consecutive Business Days, the Borrower shall, upon demand from the Bank, provide additional security (in form and substance and in manner satisfactory to the Bank) or effect a prepayment of RLN or any part thereof so as to ensure that, immediately after the provision of additional security and/or the making of such prepayment, the Investment-Portfolio-Valuation-to-Loan Ratio shall be :-

(a) firstly, increased to 75% or above within 25 calendar days from the date of demand from the Bank; and
(b) ultimately, increased to 85% or above within 55 calendar days from the date of demand from the Bank;.

"Investment-Portfolio-Valuation-to-Loan Ratio" means the ratio of (i) the current market value of the Investment Portfolio as determined by the Bank to (ii) the outstanding amount of the RLN.

(4) The Borrower covenants and undertakes the Tangible Net Worth of not less than HKD20,000,000.00 to avoid any further erosion of capital from business.

"The Tangible Net Worth" means the aggregate of:-

(1) the amount paid up or credited as paid up on the issued share capital (other than any redeemable share capital) of the company; and
(2) the capital and revenue reserves (including but not limited to the share premium account, revaluation and retained profits or losses);

but after deducting from such sum:-
(a) goodwill and all other intangible assets;
(b) all minority interests in subsidiaries;
(c) all amounts set aside for tax;
(d) any dividend or other distribution declared/recommended;
(e) the excess of the book value to the market value of the listed investments;
(f) any amount standing to the debit of the company's capital and reserves (including profit and loss account); and
(g) any amount due from the shareholders, directors and/or related companies.

The above figures will be determined with reference to the latest audited accounts or the management accounts or financial statements provided by the company from time to time. The Bank will calculate the ratios in accordance with the accounting principles, standards and practices on which the preparation of the audited accounts of the company was based and in accordance with the latest Hong Kong Financial Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants. Any calculation made by the Bank shall be conclusive.

(5) The Borrower should undertake to indemnify the Bank and keep the Bank fully indemnified from and against all claims, damages, losses, costs and expenses whatsoever which the Bank may suffer, incur or sustain as a result of or related to the building order charged against the Property 1.

(6) The Borrower and the corporate guarantor(s) (if any) shall provide to the Bank a certified copy of its annual audited accounts/financial statements within 180 days after the end of each financial year and such other relevant financial information as the Bank may from time to time reasonably request.

(7) Each of the Borrower and the corporate guarantor(s) (if any) and the corporate security provider(s) (if any) shall immediately inform the Bank once there are changes of its directors or beneficial shareholders or amendment to its memorandum of association (if any) and articles of association or equivalent constitutional documents and shall ensure that such changes/amendment are updated in the company registry of its place of incorporation promptly.

6. Fees

A facility review fee of HKD8,000.00 of the year 2022 has been debited from the Borrower's account maintained with the Bank.

A facility review fee of HKD10,000.00 of the year 2023 will be debited from the Borrower's account maintained with the Bank at the expiration of 14 days from the date of this Facility Letter unless the Bank receives the Borrower's written notification that the Facilities are no longer required within 7 Business Days from the date of this Facility Letter.

Upon completing each review of the Facilities, the Bank is authorised to debit the current account maintained by the Borrower with the Bank for the facility review fee as the Bank may prescribe from time to time.

If applicable, a valuation fee shall be payable by the Borrower for the purpose of valuation of the property by surveyor appointed by the Bank in its sole discretion. The Bank is authorised to debit the current account maintained by the Borrower with the Bank for such valuation fee as the surveyor may charge, notwithstanding that the Borrower does not accept this Facility Letter, the Facilities are not made available due to the Borrower failing to comply with the terms and conditions set out in this Facility Letter, or the Facilities are cancelled or suspended at any time.

Please note that in reviewing the Facilities, we may make reference to the credit report(s) of the Borrower/guarantor(s) /security provider(s) (as the case may be) from the credit reference agency(ies). If you wish to access the report(s) yourself, you can contact the credit reference agency(ies) directly at the following addresses:

(a) Consumer credit reference agency:
TransUnion Limited, Suite 1006, Tower 6, The Gateway, 9 Canton Road, Tsim Sha Tsui, Kowloon.
Tel: 2577 1816; Fax: 2578 4425.

(b) Commercial credit reference agency:
Dun & Bradstreet (HK) Ltd., Unit 1308-1315, 13/F., BEA Tower, Millennium City 5, 418 Kwun Tong Road, Kwun Tong, Kowloon.
Tel: 2516 1100; Fax: 2960 4721.

Please arrange for the enclosed copy of this Facility Letter to be signed by the Borrower and all guarantors and security providers of the Facilities and return the same to the Bank with Board Resolution(s) and Shareholder's Resolution(s) (if applicable) of the Borrower and all guarantors and security providers before **18 May 2023**, failing which our offer shall lapse unless it is extended by us at our absolute discretion.

Our Bank also offers Payments and Cash Management and Insurance services. Please let us know if we can be of any assistance.

J-Long Limited
Our Ref: Business Banking – BBCTST

Should you have any queries, please do not hesitate to contact our Ms. Hilary Yeung at 2198 9767.

We trust that you will make active use of the Facilities and are pleased to be of continued assistance.

Yours faithfully,

For and on behalf of
Hang Seng Bank Limited

s.v by Penny Chen

Authorized Signature LEUNG Ka-kan (3911)

KWONG Ding-lut, Steve (13967)

I/We hereby accept the Facilities and agree to be bound by all the terms and conditions set out in this Facility Letter and the Standard Terms and Conditions for Banking Facilities, which I/we have read and understood.

印亮有限公司
J-LONG LIMITED
Authorized Signature(s)

J-Long Limited
(sign with company chop)

For and on behalf of
印亮有限公司
J-LONG LIMITED
Authorized Signature(s)

I/We agree to act as guarantor/ security provider of the Facilities on the terms and conditions set out in this Facility Letter and the Standard Terms and Conditions for Banking Facilities.

Wong Tze Ching

Lui Wai Fun

/cz